23(h)(1)
AMENDMENT TO
MASTER SERVICES AGREEMENT
     AMENDMENT made as of the 10th day of Decemberr, 2007, between COVENTRY FUNDS TRUST, an Ohio business trust (the “Company”) and CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to that certain Master Services Agreement, dated April 30, 2007, between the Company and Citi (as in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
WHEREAS, pursuant to the Agreement, Citi performs certain administration, fund accounting and transfer agency services for the EM Capital investment portfolios of the Company managed by EM Capital Management, LLC (individually referred to herein as a “Fund” and collectively as the “Funds”);
WHEREAS, Citi and the Company wish to enter into this Amendment to the Agreement in order to amend the annual fee adjustment provisions of the Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Citi hereby agree as follows:
1. Amendments.
Schedule E of the Agreement is amended by deleting the paragraph under the heading “Annual Fee Adjustment” in its entirety and replacing it with the following:
“Commencing on the one-year anniversary of the Effective Date, BISYS may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the lesser of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 10%.”
2. Representations and Warranties.

     (a) The Company represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Company (the “Board”), and (iii) that the Board has approved this Amendment.
     (b) Citi represents that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

COVENTRY FUNDS TRUST
By:	/s/ David Bunstine
	Name:	David Bunstine
	Title:	President

CITI FUND SERVICES OHIO, INC.
By:	/s/ Fred Naddaff Jr.
	Name:	Fred Naddaff Jr.
	Title:	President